Exhibit 10.3

IMPERIUM RENEWABLES, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Second Amended and Restated Investor Rights Agreement (this “Agreement”), made as of February 7, 2007, amends and supersedes in its entirety that certain Amended and Restated Investor Rights Agreement (the “Existing Agreement”) dated October 30, 2006, by and among Imperium Renewables, Inc. (formerly Seattle Biofuels, Inc.), a Washington corporation (the “Company”), the investors listed on Exhibit A and certain Investors listed on Exhibit A-1, thereto and hereto (each, an “Investor” and, collectively, with their permitted transferees, the “Investors”), and the holders of Common Stock (the “Common Stock”) listed on Exhibit B thereto and hereto (each, a “Common Holder” and, collectively, with their permitted transferees, the “Common Holders”). Each Additional Investor, as defined below, who executes a counterpart of this Agreement, shall be and become an additional “Investor” pursuant to this Agreement.

RECITAL

The Company and certain Investors listed on Exhibit A-1 hereof (as supplemented from time-to-time, the “Additional Investors”) are entering into, contemporaneously herewith, a Stock Purchase Agreement (as amended from time to time, the “Purchase Agreement”) dated October 30, 2006 pursuant to which the Company desires to sell to the Additional Investors and the Additional Investors desire to purchase from the Company shares of the Company’s Series B Preferred Stock (“Series B Preferred”). The Company desires to induce the Additional Investors to purchase shares of Series B Preferred pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Affiliated Fund” means, with respect to a Common Holder or a Holder (as defined below) that is a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company;

(b) The term “Change of Control” shall mean a sale, lease, conveyance or disposition of all or substantially all of the Company’s property or business, or a merger, consolidation, share exchange or reorganization of the Company with or into another corporation, limited liability company or other entity other than (i) a merger effected exclusively for the purpose of changing the domicile of the Company; (ii) a merger or consolidation with a wholly owned subsidiary of the Company; (iii) an equity financing approved by the Board of Directors of the Company in which the Company is the surviving corporation; or (iv) a transaction in which the shareholders of the Company immediately prior to the transaction own 50% or more of the voting power of the acquiring or surviving corporation following the transaction;

(c) The term “Common Stock” means shares of the Company’s common stock;

(d) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto), and the rules and regulations promulgated thereunder;

(e) The term “Form S-3” means such form under the Securities Act (as defined below) as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(f) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(g) The term “Major Investor” shall mean any person who holds at least 500,000 shares of the Series A Preferred, the Series B Preferred and/or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, reclassifications or the like). A Major Investor includes any general partners, shareholders, managing members and affiliates of a Major Investor, including Affiliated Funds;

(h) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock with aggregate proceeds to the Company of not less than $30,000,000 (after deducting any commissions or other expenses allowed, paid or incurred by the corporation for any underwriting), in connection with which all the outstanding shares of preferred stock of the Company are converted to Common Stock pursuant the Company’s Amended and Restated Articles of Incorporation;

(i) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(j) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred or Series B Preferred or upon exercise of the Common Stock Warrants issued to certain Holders pursuant to Affirmation Of Investment, Consent, Agreement And Waiver as of the date of this Agreement or the Common Stock Warrants issued to Subsequent Purchasers (as defined in the Purchase Agreement) simultaneously with a Subsequent Closing (as defined in the Purchase Agreement, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (i); provided, however, that the foregoing definition shall exclude in all cases such shares for which registration rights have terminated pursuant to Section 1.15 hereof, and any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(k) The number of shares of “Registrable Securities then outstanding” means the number of shares of Common Stock that are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities;

(l) The term “SEC” means the Securities and Exchange Commission;

(m) The term “Series A Preferred” refers to shares of Series A Preferred Stock of the Company originally issued by the Company pursuant to that certain Stock Purchase Agreement dated as of December 22, 2005 (the “Series A Purchase Agreement”); and

(n) The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto), and the rules and regulations promulgated thereunder.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) December 22, 2008, or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from one or more Holders representing at least fifty percent (50%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an aggregate offering price to the public of at least $5,000,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file a registration statement under the Securities Act as soon as practicable, and in any event within sixty (60) days of the receipt of such request, of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5 and use its commercially reasonable efforts to cause such registration statement to become effective within one hundred twenty (120) days after such request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the holders of a majority of the Registrable Securities held by the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the holders of a majority of the Registrable Securities held by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company, within thirty (30) days of the Company’s receipt of the registration request, stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after providing notice to the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective however a registration shall not count as one of the two (2) registrations under this Section 1.2 unless the Initiating Holders have been allowed to include at least 80% of the Registrable Securities requested to be included in the registration;

(ii) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 1.3 hereof unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date one hundred eighty (180) days after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below; or

(iv) In any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 1.7.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (an “S-3 Request”), the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) within thirty (30) days of receipt of the S-3 Request, file a registration statement and use its commercially reasonable efforts to cause such registration statement to become effective within forty-five (45) days after filing and effect all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement in the case of the Company’s initial public offering or ninety (90) days after the effective date of a registration in connection with any subsequent public offering (excluding registrations in connection with employee benefit plans or Rule 145 transactions), subject to Section 1.3.

(c) Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred eighty (180) days, or until the distribution described in such registration statement is completed, if earlier.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

(j) Use all commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Holders of a majority of the Registrable Securities being registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. In connection with the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder, such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to the selling Holders other than the Special Counsel (as defined below) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing, qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel (such fees and disbursements not to exceed $35,000) for the selling Holders selected by them (the “Special Counsel”), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company that was unknown to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to the selling Holders other than the Special Counsel incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of the Special Counsel (such fees and disbursements not to exceed $20,000) shall be borne by the Company.

(c) Registration on Form S-3. All expenses other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to the selling Holders other than the Special Counsel incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.4 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of the Special Counsel (such fees and disbursements not to exceed $20,000) and shall be borne by the Company.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering.

Notwithstanding any other provision of this Section 1.8, if the underwriters advise the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (a) first, the Company, for its own account, unless it is a registration initiated pursuant to Section 1.2 or Section 1.4, (b) second, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; and (c) third, to the Company, which the Company may allocate, at its discretion, for its own account in connection with a registration initiated pursuant to Section 1.2 or Section 1.4, or for the account of other holders or employees of the Company; provided, however, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included. For purposes of the preceding sentence concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership, corporation or limited liability company, the partners, retired partners, shareholders, members or former members of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and such Holder’s partners, members, officers, directors, stockholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will, severally, but not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’

relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) that acquires at least 500,000 shares of Series A Preferred and/or Series B Preferred (as adjusted for stock splits, stock dividends, reclassifications and the like), (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or shareholder of a Holder, (iii) that is an Affiliated Fund, (iv) who is such Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member; provided the Company is, promptly after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not: (a) without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 1.2, 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.2.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with a Qualified IPO and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder and Common Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such Qualified IPO as may be requested by the Company or such managing underwriters) and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Qualified IPO. Notwithstanding the foregoing, this Section 1.14(a) shall not apply to any securities of the Company which were acquired by a Holder in open market transactions after the date of the Qualified IPO.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all three percent (3%) or greater securityholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Notwithstanding anything to the contrary in this Section 1.14, if any Holder, Common Holder, officer or director of the Company or three percent (3%) securityholder who is subject to a “lock-up agreement” or similar agreement (whether or not pursuant to this Agreement) is released from the provisions of such agreement, in whole or in part, prior to its expiration, and is permitted to sell shares of Common Stock or other securities held by such party, then each Holder and Common Holder shall be released from the provisions of this “lock-up agreement” and any other similar agreement to which it is subject such that each Holder and Common Holder shall be permitted to sell, transfer or otherwise dispose of the securities it holds on a pro rata basis based on the total number of shares permitted to be transferred by all released parties.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder and Common Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder and Common Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14, provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the 180 day anniversary of the effective date of the Company’s initial registration statement subject to this Section 1.14.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five years following the consummation of a Qualified IPO, (ii) such time, on or after the closing of the Company’s first registered public offering of Common Stock, at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three month period under Rule 144 or another similar exemption under the Securities Act without registration, or (iii) upon termination of the Agreement, as provided in Section 3.1.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, and within thirty (30) days after the end of each month, an unaudited profit or loss statement for such fiscal quarter and/or month, a statement of cash flows for such fiscal quarter and/or month, and an unaudited balance sheet as of the end of such fiscal quarter and/or month, to be in reasonable detail and prepared in accordance with generally accepted accounting principles (“GAAP”);

(b) as soon as practicable, but in any event within ninety (90) days after the end of each of fiscal year of the Company, an audited profit or loss statement for such fiscal year, a statement of cash flows for such fiscal year, and an audited balance sheet as of the end of such fiscal year, to be in reasonable detail and prepared in accordance with GAAP by an accounting firm selected by the Board; provided, however, that, for the twelve-month period ended December 31, 2005, the Company shall have until June 30, 2006 to deliver audited financial statements to the Major Investors;

(c) as soon as practicable, but in any event not less than thirty (30) days prior to the end of each fiscal year, a budget and operating plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(d) with respect to the financial statements called for in subsections (a) and (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end adjustments (if applicable), provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board determines that it is in the best interest of the Company to do so.

2.2 Inspection. The Company shall permit each Major Investor, at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that the Board deems, in good faith, is a trade secret or similar confidential information and should not be disclosed due to the potential harm to the Company.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Common Holder and each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined), provided at the time of any such future sale of such Shares, such Common Holder and Major

Investor qualifies as an “accredited investor,” as such term is defined under Rule 501(a) under Regulation D of the Securities Act. For purposes of this Section 2.3, a Major Investor includes any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners, shareholders or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Common Holder and Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Common Holders and Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within fifteen (15) calendar days after delivery of the Notice, each Common Holder and Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, that portion of such Shares which equals the product of (A) the number of Shares and (B) the quotient of (x) the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all outstanding convertible or exercisable securities then held, by such Common Holder or Major Investor, as the case may be (provided, however, that with respect to a Common Holder, any shares of Common Stock acquired by such Common Holder from another Common Holder after the date of this Agreement shall not be included), and (y) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Common Holder and Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Holder”) of any other Common Holder and/or Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Holder shall be entitled to obtain that portion of the Shares for which Common Holders and Major Investors were entitled to subscribe but which were not subscribed for by the Common Holder and/or Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by all such Fully Exercising Holders who desire to purchase Shares for which Common Holders and/or Major Investors did not subscribe (assuming full conversion and exercise of all convertible or exercisable securities).

(c) The Company may, during the 60-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into a binding agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Common Holders and Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall be applicable to: (i) any shares of Common Stock or Preferred Stock of any kind of the Company, whether now or hereafter authorized; (ii) any rights, options, or warrants to purchase said Common Stock or Preferred Stock and securities carrying any such right, option or warrant; (iii) any securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; and (iv) any agreement or commitment to issue any of the foregoing; provided, however, that the right of first offer in this Section 2.3 shall not be applicable to any shares of (x) Series A Preferred sold pursuant to the Series A Purchase Agreement; (y) Series B Preferred sold pursuant to the Purchase Agreement; or (z) Common Stock or Preferred Stock of the Company excluded from the definition of “Additional Stock” in accordance with Section 4.4.4(d)(vi) of the Company’s Amended and Restated Articles of Incorporation (the “Restated Articles”).

(e) The right of first offer held by each Major Investor pursuant to this Section 2.3 may only be assigned (but only with all related obligations) by a Major Investor to a transferee or assignee (i) that acquires at least 500,000 shares of Series A Preferred and/or Series B Preferred (as adjusted for stock splits, stock dividends, reclassifications and the like), (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or shareholder of a Major Investor, or (iii) that is an Affiliated Fund. The right of first offer held by each Common Holder pursuant to this Section 2.3 may only be assigned (but only with all related obligations) by a Common Holder to a transferee or assignee (i) that is a partner, limited partner, retired partner, member, retired member or shareholder of a Common Holder, provided such person was a partner, limited partner, retired partner, member, retired member or shareholder of such Common Holder as of the date of this Agreement (each, an “Existing Beneficial Owner”), (ii) who is a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an Existing Beneficial Owner (such a relation, an “Immediate Family Member”, which term shall include adoptive relationships), (iii) that is a trust for the benefit of an individual Existing Beneficial Owner or such Existing Beneficial Owner’s Immediate Family Member, or (iv) that is a limited liability company owned solely by the Existing Beneficial Owner(s) of such Common Holder; provided the Company is, promptly after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights of first refusal are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement. For the purposes of determining the number of shares of Series A Preferred and/or Series B Preferred held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Series A Preferred and/or Series B Preferred by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of rights of first refusal shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 2.3. Notwithstanding anything to the contrary contained in this Section 2.3, no Common Holder shall have the right of first offer set forth in Section 2.3 of this Agreement if more than five percent (5%) of such Common Holder’s membership interests are held by any persons or entities that are not (A) Existing Beneficial Owners or (B) Immediate Family Members of (I) John Plaza, in the case of Odyssey Biofuels, LLC, (II) Karen Say, Winfield Brown, Michael Muller or Michael McAloon, in the case of IOA LLC, or (III) Martin Tobias, in the case of 55 Bell Street Properties LLC.

2.4 Observation Rights. IOA LLC and any Major Investor who is not represented on the Board shall each be entitled to appoint one (1) representative who is a principal or employee of, or otherwise affiliated with, IOA LLC or such Major Investor, as the case may be (the “Observer”), to attend all meetings of the Board, and the Company shall provide the Observer with copies of all notices of such meetings and all other written materials provided to the directors of the Company at the same time as such notices and written materials are provided to the directors of the Company; provided, that such board observation right is expressly contingent on the Observer being subject to a non-disclosure agreement with the Company, in a form reasonably acceptable to the Company and the Observer. Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if such Observer is a competitor of the Company, as deemed in the Board’s sole discretion, or if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel. The Observer shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans.

2.5 Company Subsidiaries. The approval of the Board (including the approval of at least one of the directors designated by holders of Series A Preferred and Series B Preferred voting together as a single class) is required (a) to create or form any subsidiary or similar business entity of the Company (each, a “Company Subsidiary”), (b) to approve, adopt or materially amend the Company Subsidiary’s charter documents and/or operating agreement, (c) for a Company Subsidiary to take any of the actions, where applicable, described in Section 4.4.12 of the Company’s Amended and Restated Articles of Incorporation, as such may be amended from time to time, (d) for a Company Subsidiary to incur indebtedness for borrowed money in excess of $250,000 or (e) for a Company Subsidiary to enter into, amend or terminate a contract that would be material to the Company (on a consolidated basis).

2.6 Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by non-employee directors in connection with their attendance at Board meetings.

2.7 Confidential Information and Invention Assignment Agreements. The Company shall require that each of its present and future employees enter into the Company’s standard form Proprietary Information and Inventions Agreement, in substantially the form approved by the Investors, which includes a one year non-competition and non-solicitation agreement. The Company shall require that each of its present and future consultants sign an agreement containing confidentiality and invention assignment provisions.

2.8 Stock Option and Restricted Stock Matters. Except as expressly otherwise approved the Board, options issued to employees pursuant to the Company’s 2005 Stock Option Plan shall be granted with four-year vesting, with twenty-five percent (25%) of the options vesting on the first anniversary from the date of grant and the remainder vesting in equal monthly installments after the first anniversary until fully vested. Any shares of Common Stock issued by the Company that is subject to vesting shall be subject to a repurchase option in favor of the Company, pursuant to which the Company may repurchase such unvested shares at their original cost upon the termination of such holder’s employment or consulting relationship with the Company, with or without cause.

2.9 Compensation Committee and Audit Committee. The Board shall appoint a Compensation Committee from its members consisting of at least two non-employee directors to recommend compensation, including option grants or other equity compensation, to the full Board. The Board shall appoint an Audit Committee from its members consisting of at least two non-employee directors.

2.10 Directors and Officers Insurance. The Company shall obtain directors and officers insurance in the amount of $2,000,000, if available on commercially reasonable terms, as determined by the Board.

2.11 Key Person Insurance. As soon as reasonably possible after the date hereof, the Company shall obtain and maintain a key person life insurance policy, if available on commercially reasonable terms, as determined by the Board, on each of John Plaza and Martin Tobias in an amount of not less than $1,000,000 per person, with proceeds payable to the Company; provided, that, at the election of holders of a majority of the then-outstanding shares of Series A Preferred and Series B Preferred (voting together as a single class on an as-converted into Common Stock basis), such proceeds shall be set aside and be used to pay the liquidation preference on the Series A Preferred and Series B Preferred or to redeem shares of Series A Preferred and Series B Preferred, each in accordance with the terms of the Restated Articles.

2.12 Director Indemnity. So long as any director designated by an Investor serves on the Board, the Company’s Articles of Incorporation and Bylaws, as such may be amended from time to time, shall provide for indemnification and exculpation of the directors of the Company to the fullest extent permitted pursuant to applicable law.

2.13 Transfer Restrictions. The Company may not assign its right of first refusal with respect to transfers of Common Stock by any shareholder of the Company, without, in each case, first offering to assign such rights, at least ten (10) days prior to the last date that the Company has the right to exercise its right of first refusal pursuant to such transfer, to the Major Investors, on a pro rata basis based on the number of Registrable Securities held by each.

2.14 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect upon the earlier of: (i) immediately prior to the consummation of a Qualified IPO; (ii) the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act; and (ii) upon termination of the Agreement, as provided in Section 3.1.

(b) The covenants set forth in Sections 2.3 through 2.13 shall terminate as to each Holder and be of no further force or effect upon the earlier of: (i) immediately prior to the consummation of a Qualified IPO; (ii) the effective date of a Change of Control; and (iii) upon termination of the Agreement, as provided in Section 3.1.

3. Miscellaneous.

3.1 Termination. This Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Restated Articles, as such Restated Articles may be amended from time to time; provided, however, if the consideration received by the shareholders of the Company in such deemed liquidation includes equity securities, termination of this Agreement shall result only if such equity securities are publicly traded.

3.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A Preferred or Series B Preferred, or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that if such amendment or waiver has the effect of affecting the rights of a Major Investor, then such amendment or waiver shall require the consent of each Major Investor; provided, further, however that if such amendment or waiver has the effect of affecting the rights of a Common Holder under Section 2.3, then such amendment or waiver shall require the consent of Common Holders representing at least a majority of the shares of Common Stock held by such Common Holders. Notwithstanding the foregoing, this Agreement may be amended without further consent for the sole purpose of including additional purchasers of Series B Preferred pursuant to the Purchase Agreement as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page or Exhibit A hereto, or as subsequently modified by written notice, and (a) if to the Company, with a copy to DLA Piper US LLP, Attention: Steven R. Yentzer, 701 Fifth Avenue, Suite 7000, Seattle, WA 98104, or (b) if to the Investors, with a copy to Ronald Star, Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, 3 Embarcadero Center, San Francisco, CA 94111.

3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.7 Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. In any action among or between any of the parties arising out of or relating to this Agreement, the parties agree to submit such dispute to binding arbitration. The binding arbitration shall be conducted under the rules of the American Arbitration Association for commercial disputes and conducted in Seattle, Washington, or as otherwise agreed by the parties.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Aggregation of Stock. All shares of Common Stock, in the case of Common Holders, and all shares of Series A Preferred and Series B Preferred, in the case of the Investors, held or acquired by affiliated persons and entities (including Affiliated Funds and their partners, retired partners, members, former members and shareholders, or the estates and family members of any such partners, retired partners, members, former members, shareholders and any trusts for the benefit of any of the foregoing persons) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or similar transaction), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth above. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock, Series A Preferred and/or Series B Preferred or any other class or series of the equity securities of the Company, then, upon the occurrence of any of foregoing events, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such event.

3.12 Amendment and Restatement of Existing Agreement. Pursuant to the Company’s receipt of the approvals required under the Existing Agreement in accordance with Section 3.4, given pursuant to that certain Consent of Shareholders in Lieu of Special Meeting dated February 7, 2007 (the “Consent of Shareholders”), the Existing Agreement is deemed to be amended and restated in its entirety, and by execution of the Consent of Shareholders, each of the Investors and Common Holders who were parties to the Existing Agreement are deemed to have executed this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

COMPANY:

IMPERIUM RENEWABLES, INC.

By:	/s/ Martin Tobias
Martin Tobias
Chief Executive Officer

Address:	1418 Third Avenue, Suite 300
Seattle, WA 98101

Facsimile:	(206) 254-0204

[Signature pages follow.]